[LOGO BEHRINGER HARVARD REIT I, INC.]

October 4, 2005

Dear Investor,

In the wake of Hurricanes Katrina and Rita, I take this opportunity to provide our investors with a brief update regarding the impact of these storms on our assets. I'm pleased to report that, other than minor damage at our Travis Tower property in Houston, our assets experienced no effects from these storms.

The fund owns only two properties that were in or near the paths of these storms: Travis Tower, located in downtown Houston, and Enclave on the Lake, situated in west Houston's "Energy Corridor", and part of a master planned suburban office park. Hurricane-force winds loosened the liner on the roof of Travis Tower, but repair costs are expected to be nominal; otherwise, the building is in excellent condition. Enclave on the Lake experienced no reported damage.

Like most Americans, Behringer Harvard employees were deeply affected by these hurricanes and the human struggles they caused. In Dallas, where our home offices are located, many of our employees assisted, either directly or through churches and other organizations, in local efforts to provide relief for the thousands who evacuated to the area. Many have also taken advantage of our offer to match employee donations designated for hurricane relief. (Matching donations were made by our fund sponsor and not from assets of the real estate programs in which you have invested.) Our thoughts and prayers go out to all those who have suffered the ill effects of these storms.

Thank you again for your support of Behringer Harvard REIT I, Inc.

Sincerely,

Robert M. Behringer

Chairman & CEO

cc: Your Financial Advisor